EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                             THE VINCAM GROUP, INC.
                  CALCULATION OF BASIC AND DILUTED NET INCOME
                                PER COMMON SHARE

                                                      THREE MONTHS ENDED
                                                            MARCH 31,
                                                   -------------------------
                                                      1998           1997
                                                   -----------   -----------
Net income                                         $ 1,803,340   $ 1,218,758
                                                   ===========   ===========
Weighted average number of common shares
  outstanding used in basic earnings
  per share calculation                             15,563,038    15,212,450
                                                   ===========   ===========
Basic net income per common share                  $      0.12   $      0.08
                                                   ===========   ===========
Weighted average number of common shares
  outstanding during the period                     15,563,038    15,212,450
Assumed exercise of stock options, net of
  treasury shares acquired                             704,635       768,028
                                                   -----------   -----------
Weighted average number of shares used in
  diluted earnings per share calculation            16,267,673    15,980,478
                                                   ===========   ===========
Diluted net income per common share                $      0.11   $      0.08
                                                   ===========   ===========